EXHIBIT 23. ACCOUNTANTS' CONSENT


Board of Trustees
MID-ATLANTIC REALTY TRUST


 We consent to the incorporation by reference in the registration statements on Form S-3 (No. 33-66386 and 333-20813) of Mid-Atlantic Realty Trust of our report dated February 17, 1997, relating to the consolidated balance sheets of Mid-Atlantic Realty Trust and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K if Mid-Atlantic Realty Trust.


                        KPMG Peat Marwick LLP

Baltimore, Maryland
March 27, 1997